ARTICLES OF INCORPORATION

OF

MARSHALL FUNDS, INC.

The undersigned, for the purpose of forming a Wisconsin corporation under Chapter 180 of the Wisconsin Statutes, adopts the following Articles of Incorporation:

Article I

The name of the corporation is Marshall Funds, Inc. (“Corporation”)

Article II

The period of existence shall be perpetual.

Article III

The purpose for which the Corporation is formed is to act as an open-end investment company of the management type registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940 and to exercise and generally to enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by Chapter 180 of the Wisconsin Statutes, as amended from time to time (the “WBCL”).

Article IV

(a) The Corporation is authorized to issue fifty billion (50,000,000,000) shares of common stock, par value $.0001 per share. Subject to the following paragraph, the authorized shares are classified as follows:

Class	Series	Authorized Number of Shares

Marshall Money Market Fund	Investment Shares	5,000,000,000
Marshall Money Market Fund	Trust Shares	5,000,000,000
Marshall Government Income Fund		1,000,000,000
Marshall Stock Fund		1,000,000,000
Marshall Tax-Exempt Money Market Fund		2,500,000,000
Marshall Short-Term Income Fund		1,000,000,000
Marshall Intermediate Bond Fund		1,000,000,000

The remaining 33,500,000,000 shares shall remain unclassified until action is taken by the Board of Directors pursuant to the following paragraph.

(b) The Board of Directors is authorized to classify or to reclassify

(i.e. into classes and series of classes), from time to time, any unissued shares of stock of the Corporation, whether now or hereafter authorized, by setting, changing or eliminating the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the stock to the fullest extent permissible under the WBCL.

Unless otherwise provided by the Board of Directors prior to the issuance of the stock, the shares of any and all classes and series of stock shall be subject to the following:

(i) The Board of Directors may redesignate a class or series of stock whether or not shares of such class or series are issued and outstanding, provided that such redesignation does not affect the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such class or series of stock.

(ii) The assets and liabilities and the income and expenses for each class shall be attributable to that class. The assets and liabilities and the income and expenses of each series within a class of the Corporation’s stock shall be determined separately and, accordingly, the net asset value of shares of the Corporation’s stock may vary from series to series within a class. The income or gain and the expense or liabilities of the Corporation shall be a located to each class or series of stock as determined by or under the direction of the Board of Directors.

(iii) Shares of each class or series of stock shall be entitled to such dividends or distributions, in stock or in cash or both, as may be declared from time to time by the Board of Directors with respect to such class or series. Dividends or distributions shall be paid on shares of a class or series of stock only out of the assets belonging to that class or series.

(iv) Any shares of stock of the Corporation redeemed by the Corporation shall be deemed to be cancelled and restored to the status of authorized but unissued shares of the particular class or series.

(v) In the event of the liquidation or dissolution of the Corporation (the stockholders of a class or series of the Corporation’s stock shall be entitled to receive, as a class or series, out of the assets of the Corporation available for distribution to stockholders, the assets belonging to that class or series less the liabilities allocated to that class or series. The assets so distributable to the stockholders of a class or series shall be distributed among such stockholders in proportion to the number of shares of that class or series held by them and recorded on the books of the Corporation. In the event that there are any assets available for distribution that are not attributable to any particular class or series of stock, such assets shall be allocated to all classes or series in proportion to the net asset value of the respective class or series.

(vi) All holders of shares of stock shall vote as a single series or class except with respect to any matter which affects only one or more series or class of stock, in which case only the holders of shares of the series or class affected shall be entitled to vote.

(vii) For purposes of the Corporation’s Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940, including all prospectuses and Statements of Additional Information, references therein to “classes” of the Corporation’s common stock shall mean “series”, as used in these Articles of Incorporation and the WBCL, and references therein to “series” shall mean “class”, as used in these Articles of Incorporation and the WBCL.

(c) The Corporation may issue fractional shares. Any fractional share shall carry proportionately all the rights of a whole share, excepting any right to receive a certificate evidencing such fractional share, but including, without. limitation, the right to vote and the right to receive dividends.

ARTICLE V

(a) The number of Directors of the Corporation shall initially be three. The number may be changed by the By-Laws of the Corporation or by the Board of Directors pursuant to the By-Laws.

(b) The name of the Directors who shall act until the initial meeting of shareholders and until their successors are elected and qualify, are:

J. Christopher Donahue

Frank Polefrone

Peter J. Germain

Article VI

(a) To the extent the Corporation has funds or property legally available therefor, each shareholder shall have the right at such times as may be permitted by the Corporation, but no less frequently than as required under the Investment Company Act of 1940, to require the Corporation to redeem all or any part of its shares at a redemption price equal to the net asset value per share next determined after the shares are tendered for redemption, less any applicable redemption charges as determined by the Board of Directors, which payment may be made in funds or in assets of the class or series. The Board of Directors may adopt requirements and procedures for redemption of shares.

Notwithstanding the foregoing, the Corporation may postpone payment or deposit of the redemption price and may suspend the right of the shareholders to require the Corporation to redeem shares of any series or class pursuant to the applicable rules and regulations, or any order, of the Securities and Exchange Commission.

(b) The Corporation shall have the right, exercisable at the discretion of the Board of Directors, to redeem any shareholder’s shares of any class or series for their then current net asset value per share if at such time the shareholders owns shares having an aggregate net asset value of less than an amount described in the relevant prospectus for such class or series set forth in the current Registration Statement of the Corporation filed with the Securities and Exchange Commission.

(c) Each share is subject to redemption by the Corporation at the redemption price computed in the manner set forth in subparagraph (a) of Article VI of these Articles of Incorporation at any time if the Board of Directors, in its sole discretion, determines that failure to so redeem may result in the Corporation being classified as a personal holding company as defined in the Internal Revenue Code, as amended.

Article VII

The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the Directors and shareholders:

(a) The presence in person or by proxy of the holders of one-third of the shares of stock of the Corporation entitled to vote without regard to class or series shall constitute a quorum at any meeting of the shareholders, except with respect to any matter which by law requires the approval of one or more classes or series of stock, in which case the presence in person or by proxy of the holders of one-third of the shares of stock of each class or series entitled to vote on the matter shall constitute a quorum.

(b) In addition to its other powers explicitly or implicitly granted under these Articles of Incorporation, by law or otherwise, the Board of Directors of the Corporation (i) is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation, (ii) may from time to time determine whether, to what extent, at what times and places, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the shareholders, and no shareholder shall have any right to inspect any account, book or document of the Corporation except as conferred by statute or as authorized by the Board of Directors of the Corporation, (iii) is empowered to authorize, without shareholder approval, the issuance and sale from time to time of shares of stock of the Corporation whether now or hereafter authorized, and (iv) is authorized to adopt procedures where appropriate for determination of and, to the extent deemed desirable by the Board of Directors, to maintain constant the net asset value of shares of the Corporation’s stock.

(c) The Corporation reserves the right from time to time to make any amendment of its Articles of Incorporation now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its Articles of Incorporation, of any outstanding shares or any class or series.

(d) The Board of Directors is expressly authorized to declare and pay dividends and distributions in cash, securities or other property from any funds legally available therefor, at such intervals (which may be as frequently as daily) or on such other periodic basis, as it shall determine, for any class or series of the Corporation; to declare such dividends or distributions for any class or series of the Corporation by means of a formula or other method of determination, at meetings held less frequently than the frequent of the effectiveness of such declarations; to establish payment dates for dividends or any other distributions for any class or series of the Corporation on any basis, including dates occurring less frequently than the effectiveness of declarations thereof; and to provide for the payment of declared dividends on a date earlier or later than the specified payment date in the case of shareholders of such class or series redeeming their entire ownership of shares.

(e) Any determination made in good faith by or pursuant to the direction of the Board of Directors as to the amount of the assets, debts, obligations or liabilities of the Corporation, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating such reserves or charges, as to the use, alteration or cancellation of any reserves or charges (whether or not any debt, obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged or shall be then or thereafter required to be paid or discharged), as to the value of or the method of valuing any investment or other asset owned or held by the Corporation, as to the number of shares of any class or series of stock outstanding, as to the income of the Corporation or as to’ any other matter relating to the determination of net asset value, the declaration of dividends or the issue, sale, redemption or other acquisition of shares of the Corporation, shall be final and conclusive and shall be binding upon the Corporation and all holders of its shares, past, present and future, and shares of the Corporation are issued and sold on the condition and understanding that any and all such determinations shall be binding as aforesaid.

Article VIII

(a) To the fullest extent that limitations on the liability of directors and officers are permitted by the WBCL, no director or officer of the Corporation shall have any liability to the Corporation or its shareholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

(b) The Corporation shall indemnify and advance expenses to its currently acting and its former directors and officers to the fullest extent that indemnification of directors and officers is permitted by the WBCL. The Board of Directors may by by-law, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the WBCL.

(c) No provision of this Article shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders which is impermissible under the Investment Company Act of 1940.

(d) No amendment to the Articles of Incorporation of the Corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment.

Article IX

The address of the initial resident agent of the Corporation is 770 North Water Street, Milwaukee, Wisconsin 53202. The resident agent at such address is Michael A. Hatfield.

Article X

The name and address of the Sole Incorporator is:

Name	Address

Scott A. Moehrke	Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge them to be my act on the 30th day of July, 1992.

/s/ Scott A. Moehrke
SCOTT A. MOEHRKE
SOLE INCORPORATOR

This instrument was drafted by:

Scott A. Moehrke

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, WI 53202